Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 033-62331 and 333-26587) of P. H. Glatfelter Company of our report dated June 26, 2009, relating to the financial statements of the Glatfelter 401(k) Savings Plan, included in this Annual Report (Form 11-K) for the year ended December 31, 2008.
/s/ Beard Miller Company LLP
Beard Miller Company LLP
York, Pennsylvania
June 26, 2009